FIRST AMENDMENT TO OFFICE LEASE
THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of August 29, 2019, by and between KR 100 FIRST STREET OWNER, LLC, a Delaware limited liability company (“Landlord”), and OKTA, INC., a Delaware corporation (“Tenant”).
RECITALS

A.
Landlord and Tenant are parties to that certain Office Lease dated December 2, 2017 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing 207,066 rentable square feet (the “Initial Premises”) in the building located at 100 First Street, San Francisco, California (the “Building”), comprised of: (i) 23,289 rentable square feet of space described as Suite 400 on the fourth (4th) floor of the Building; (ii) 23,289 rentable square feet of space described as Suite 500 on the fifth (5th) floor of the Building; (iii) 23,289 rentable square feet of space described as Suite 600 on the sixth (6th) floor of the Building; (iv) 23,289 rentable square feet of space described as Suite 700 on the seventh (7th) floor of the Building; (v) 19,039 rentable square feet of space described as Suite 800 on the eighth (8th) floor of the Building; (vi) 19,039 rentable square feet of space described as Suite 900 on the ninth (9th) floor of the Building; (vii) 19,039 rentable square feet of space described as Suite 1000 on the tenth (10th) floor of the Building; (viii) 19,039 rentable square feet of space described as Suite 1100 on the eleventh (11th) floor of the Building; (ix) 19,060 rentable square feet of space described as Suite 1400 on the fourteenth (14th) floor of the Building; and (x) 18,694 rentable square feet of space described as Suite 1500 on the fifteenth (15th) floor of the Building. Pursuant to the Lease, Landlord has also leased to Tenant space currently containing 47,939 rentable square feet (the “Must-Take Space”), comprised of (a) 9,137 rentable square feet of space described as Suite 1200 on the twelfth (12th) floor of the Building; (b) 19,401 rentable square feet of space described as Suite 1600 on the sixteenth (16th) floor of the Building; and (c) 19,401 rentable square feet of space described as Suite 1700 on the seventeenth (17th) floor of the Building. The Must-Take Space together with the Initial Premises are collectively referred to herein as the “Original Premises”.

B.
Tenant has requested that additional space containing 11,361 rentable square feet described as Suite 2400 on the twenty-fourth (24th) floor of the Building, as shown on Exhibit A hereto (the “Expansion Space”), be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Expansion and Effective Date. Effective as of the date that is six (6) months after the Expansion Delivery Date (as defined below) (the “Expansion Effective Date”), the Initial Premises is increased from 207,066 rentable square feet in the Building to 218,427 rentable square feet in the Building by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Initial Premises and the Expansion Space, collectively, shall be deemed the “Premises”, as defined in the Lease, and as used herein. The Lease Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Lease Expiration Date (i.e., October 31, 2028). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space. Without limiting the generality of the foregoing, during any period from and after the Expansion Effective Date that Tenant is entitled to provide janitorial services, equipment and supplies to the Expansion Space and Tenant does provide such janitorial services, equipment and supplies to the Expansion Space in accordance with Section 6.1.5 of the Lease, Tenant shall be entitled to the Janitorial Credit, subject to and in accordance with the terms and conditions of Section 6.1.5 of the Lease.

1.1
Subject to Section 1.4 below, Landlord anticipates delivery of the Expansion Space will occur on September 1, 2019 (the “Anticipated Expansion Delivery Date”) and Tenant shall accept possession of the Expansion Space as of the date Landlord delivers possession of the Expansion Space to Tenant (the “Expansion Delivery Date”) in the Delivery Condition as defined in the Work Letter attached to the Lease as Exhibit B (the “Work Letter”). If Landlord fails to deliver the Expansion Space within sixty (60) days of the Anticipated Expansion Delivery Date in the Delivery Condition, Tenant shall be entitled to an abatement of Base Rent in an amount equal to the per diem Base Rent for the Expansion Space that would have been applicable to the Expansion Space had Landlord delivered the Expansion Space on the Anticipated Expansion Delivery Date in the Delivery Condition, for every day in the period beginning on the Anticipated Expansion Delivery Date and ending on the Expansion Delivery Date. Any abatement accrued pursuant to this Section 1.1 shall be automatically applied to the first payment of Base Rent due on the Expansion Space Landlord and Tenant acknowledge and agree that: (i) the determination of the date on which Landlord tenders possession of the subject Expansion Space shall be delayed on a day for day basis for each day to the extent such delay is caused by the acts or omissions of Tenant or any Tenant Parties (including without limitation, any failure of Tenant to timely deliver any additional insurance certificate or security required to be delivered with the Expansion Space, as applicable); and (ii) the Anticipated Expansion Delivery Date shall be postponed by the number of days Landlord’s delivery of the subject Expansion Space is delayed due to events of Force Majeure. In no event shall Tenant be required to take delivery of the Expansion Space prior to September 1, 2019.

1.2
If Landlord is unable for any reason to deliver possession of the Expansion Space to Tenant on the Anticipated Expansion Delivery Date, such failure shall not affect the validity of this Amendment or the obligations of Tenant hereunder (except as otherwise expressly provided in the Lease, as amended hereby), provided that if such delay is the result of a holdover by the prior tenant, Landlord shall use commercially reasonable efforts to recover possession of the Expansion Space and deliver the same to Tenant. The Expansion Delivery Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any reason, including but not limited to, holding over by prior occupants. Except as otherwise expressly provided in Section 1.1 above and Section 1.5 below, any such delay in the Expansion Delivery Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Delivery Date is delayed, the Lease Expiration Date under the Lease shall not be similarly extended.

1.3
Subject to the applicable express terms of Section 7 below, the Expansion Space (including improvements, if any) shall be accepted by Tenant broom clean and in its “asbuilt” condition and configuration existing on the Expansion Delivery Date. Landlord shall provide an allowance (the “Expansion Space Improvement Allowance”) in the amount of up to $1,136,100.00 (i.e., $100.00 per rentable square foot of the Expansion Space). Such Expansion Space Improvement Allowance shall be applied toward the cost of initial improvements to be performed in the Expansion Space (the “Expansion Space

Improvements”) in accordance with the TCCs of the Work Letter. The Expansion Space Improvement Allowance shall be disbursed during construction of the Expansion Space Improvements in the same manner and subject to the same conditions and limitations as applicable to the disbursement of the “Improvement Allowance” pursuant to the Work Letter, except as modified by Section 8 hereof. A Coordination Fee (as defined in the Work
Letter) of Eight Thousand Two Hundred and No/100 Dollars ($8,200.00) shall be payable to Landlord in connection with the Expansion Space Improvements.

1.4
Subject to the terms of this Section 1.4, as of the later of (i) the applicable Expansion Delivery Date; or (ii) the date that is one (1) business day following the date that Tenant has delivered all prepaid rental and insurance certificates required hereunder, Landlord grants Tenant the right to enter the subject Expansion Space at Tenant’s sole risk, solely for the purpose of performing the Expansion Space Improvements and installing telecommunications and data cabling, equipment, furnishings and other personalty, in accordance with the terms and conditions of this Amendment and the Lease. In addition, upon Tenant’s Substantial Completion of the Expansion Space Improvements, Tenant shall have the right to conduct business operations within the Premises prior to the Expansion Effective Date, subject to and in accordance with the terms of this Section 1.4. Such possession prior to the Expansion Effective Date shall be subject to all of the terms and conditions of the Lease, as amended, except that Tenant shall not be required to pay Base Rent or Tenant’s Share of Direct Expenses applicable to the Expansion Space with respect to the period of time prior to the Expansion Effective Date during which Tenant occupies the Expansion Space solely for such purposes; provided, however, that Tenant shall be obligated to pay (a) the costs and expenses, calculated in accordance with the TCCs of Section 6.2 of the Lease, associated with any HVAC provided to Tenant after Building Hours (as defined below) at Tenant’s request and (b) Landlord’s reasonable costs and expenses to provide any additional Building security after Building Hours required due to any reasonable increased risk to property at the

Building from Tenant’s construction activities as mutually agreed upon by Landlord and Tenant or as may otherwise be required by applicable Law. Notwithstanding the foregoing, if Tenant takes possession of any portion of the Expansion Space before the applicable Expansion Effective Date for the purpose of conducting Tenant’s business therein, such possession shall be subject to the terms and conditions of the Lease, as amended, and Tenant shall pay Base Rent and Tenant’s Share of Direct Expenses for the Expansion Space and any other charges payable hereunder commencing on the date on which Tenant commenced conduct of business in the Expansion Space. Said early possession shall not advance the Lease Expiration Date.

1.5
In addition to any abatement accrued pursuant to Section 1.1 above, in the event the Expansion Delivery Date with respect to the Expansion Space has not occurred on or before May 1, 2020 (the “Outside Expansion Space Date”), Tenant, as its sole remedy, may terminate this Amendment, solely with respect to the Expansion Space (in which case, the Lease, as amended hereby, solely with respect to the Expansion Space, shall terminate), by giving Landlord written notice of termination on or before the earlier to occur of: (i) five (5) business days after the Outside Expansion Space Date; and (ii) the Expansion Delivery Date. In such event, (A) the Lease shall be deemed terminated solely with respect to the Expansion Space (but shall continue in full force and effect as to the remaining portions of the Premises) and the provisions of this Amendment relating to the Expansion Space shall be null and void; (B) the required L-C Amount under the Lease shall be reduced by the portion of the Additional L-C Amount applicable to the Expansion Space (as set forth in Section 4 below); and (C) the Expansion Space shall be deemed to be a Potential First Offer Space and subject to the TCCs of Section 1.3 of the Lease; provided, however, that, if the Expansion Space is subsequently deemed a Potential First Offer Space, then in such event, the First Offer Rent for the Expansion Space shall be the lesser of (I) Market Rent and (II) the then-current Base Rent payable for the Expansion Space under this Amendment. Landlord and Tenant acknowledge and agree that the Outside Expansion Space Date shall be postponed by the number of days Landlord’s delivery of the Expansion Space is delayed due to events of Force Majeure.

2.
Must-Take Space. As set forth in the Lease, Andersen Tax LLC, a Delaware limited liability company (the “Existing Must-Take Space Tenant”), is the current tenant of the Must-Take Space. Landlord represents that the Existing Must-Take Space Tenant did not exercise its option to renew the term for its lease of the Must-Take Space. Accordingly, Landlord anticipates that Landlord will deliver the Must-Take Space in its entirety to Tenant on February 1, 2020.

3.	Expansion Space Base Rent. As of the Expansion Effective Date, the schedule of Base Rent payable with respect to the Expansion Space for the balance of the original Lease Term is the following.

Period	Rentable Square Footage	Annual Base Rent*	Monthly Installment of Base Rent*	Annual Rental Rate per Rentable Square Foot*
Expansion Space Lease Year 1	11,361	$1,011,129.00	$84,260.75	$89.00
Expansion Space Lease Year 2	11,361	$1,041,462.87	$86,788.57	$91.67
Expansion Space Lease Year 3	11,361	$1,072,706.76	$89,392.23	$94.42**
Expansion Space Lease Year 4	11,361	$1,104,887.96	$92,074.00	$97.25**
Expansion Space Lease Year 5	11,361	$1,138,034.60	$94,836.22	$100.17**
Expansion Space Lease Year 6	11,361	$1,172,175.64	$97,681.30	$103.18**
Expansion Space Lease Year 7	11,361	$1,207,340.91	$100,611.74	$106.27**
Expansion Space Lease Year 8	11,361	$1,243,561.14	$103,630.10	$109.46**
Expansion Space Lease Year 9	11,361	$1,280,867.97	$106,739.00	$112.74**
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.
For purposes of the foregoing schedule, “Expansion Space Lease Year 1” shall mean the twelve (12) calendar month period commencing on the Expansion Effective Date and ending on the last day of the month in which the first anniversary of the Expansion Effective Date occurs (or if the Expansion Effective Date is the first day of a calendar month, then the first Expansion Space Lease Year shall commence on the Expansion Effective Date and end on the day immediately preceding the first anniversary of the Expansion Effective Date), and the second and each succeeding Expansion Space Lease Year shall commence on the first day of the next calendar month; and further provided that the last Expansion Space Lease Year shall end on the Lease Expiration Date.

* The initial Annual Base Rent amount was calculated by multiplying the initial Annual Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Expansion Space, and the initial Monthly Installment of Base Rent amount was calculated by dividing the initial Annual Base Rent amount by twelve (12). Both Tenant and Landlord acknowledge and agree that multiplying the Monthly Installment of Base Rent amount by twelve (12) does not always equal the Annual Base Rent amount. The calculation of each Annual Base Rent amount reflects an annual increase of three percent (3%) commencing on the first (1st) day of Expansion Space Lease Year 2 and each Monthly Installment of Base Rent amount was calculated by dividing the corresponding Annual Base Rent amount by twelve (12).
** The amount(s) identified in the column entitled “Annual Rental Rate per Rentable Square Foot” are rounded amounts provided for informational purposes only.

4.	Letter of Credit. Landlord is currently holding a letter of credit (the “Letter of Credit”) in the amount of $8,000,000.00 (the “L-C Amount”) as collateral for Tenant’s performance of its obligations under the Lease, as amended hereby. Subject to the remaining terms of this Section 4, Tenant shall deliver to Landlord on or before December 15, 2019, an amendment to the existing
Letter of Credit (the “Additional Expansion L-C Amendment”), increasing the L-C Amount by an amount equal to $320,217.00 (the “Additional L-C Amount”); provided, however, that Tenant shall not be required to deliver the Additional Expansion L-C Amendment, if, as of October 31, 2019 (the “Expansion L-C Reference Date”), Tenant’s Financial Information reflects Tenant’s satisfaction of the Must-Take L-C Withdrawal Conditions.
In lieu of providing Landlord with the Additional Expansion L-C Amendment as provided above and/or the 25th Floor Must-Take L-C Amendment (as defined below), if applicable, Tenant may instead deliver to Landlord a replacement letter of credit (a “Replacement Letter of Credit”) in the then required L-C Amount. Any amendment to the existing Letter of Credit or Replacement Letter of Credit provided to Landlord pursuant to this Section 4 shall comply with the terms of Article 21 of the Lease.

5.
Tenant’s Share. For the period commencing with the Expansion Effective Date and ending on the Lease Expiration Date, Tenant’s Share for the Expansion Space is 2.51% of the Office Space. Tenant’s Share for the Expansion Space and the Original Premises (which, by definition, includes the Must-Take Space once added) is, collectively, 58.79% of the Office Space.

6.
Additional Rent. For the period commencing with the Expansion Effective Date and ending on the Lease Expiration Date, Tenant shall pay for Tenant’s Share of Direct Expenses applicable to the Expansion Space in accordance with the terms of the Lease, as amended hereby; provided, however, during such period, the Base Year for the computation of Tenant’s Share of Direct Expenses solely with respect to the Expansion Space is calendar year 2020; provided, further, however, that if the actual Expansion Effective Date occurs after September 30th, 2020, the Base Year for the computation of Tenant’s Share of Direct Expenses solely with respect to the Expansion Space shall be calendar year 2021.

7.	Improvements.

7.1
Condition of Expansion Space. Except as specifically set forth in this Amendment and the Work Letter, Tenant shall accept the Expansion Space in its existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space. However, notwithstanding the foregoing, Landlord agrees that the Building Systems serving the Expansion Space shall be in good working order as of the date Landlord delivers possession of the Expansion Space to Tenant. Except to the extent caused by a BS/BS Exception or otherwise arising in connection with any Alterations performed by or on behalf of Tenant, if such Building Systems serving the Expansion Space are not in good working order as of the date possession of the Expansion Space is delivered to Tenant, Landlord shall be responsible for repairing the same at Landlord’s sole cost and expense, provided that Tenant has delivered written notice to Landlord with respect to any Building Systems in the Expansion Space, no later than forty-five (45) days following the Expansion Effective Date.

7.2
Responsibility for Improvements to Expansion Space. Landlord shall perform the Landlord Work (as defined in the Work Letter) in accordance with the terms of the Work Letter, as amended by Section 8 below.

8.
Work Letter Revisions. The construction of the Expansion Space Improvements shall be governed by the terms of the Work Letter and not the terms of Article 8 of the Lease. Accordingly, for purposes of this Amendment, (i) all references in the Work Letter to “Improvements” shall mean and refer to the “Expansion Space Improvements”, (ii) all references in the Work Letter to “Must-Take Space” and “Must-Take Space Improvements” shall mean and refer to the “Expansion Space” and “Expansion Space Improvements”, respectively, (iii) all references in the Work Letter to “Improvement Allowance” shall mean the “Expansion Space Improvement Allowance”, (iv) all references in the Work Letter to “Delivery Date” shall mean

“Expansion Delivery Date”, (v) all references in the Work Letter to “Lease Commencement Date” shall mean “Expansion Effective Date”, (vi) the third to final sentence of Section 2.2.2.1 of the Work Letter shall be revised to read as follows: “Within ten (10) days thereafter, Landlord shall deliver a check made payable to the applicable Contractor in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1 above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the applicable Expansion Space Improvement Allowance (excluding the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Approved Working Drawings, as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason.”, (vii) the phrase “Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and the applicable Contractor, or directly to such Contractor at Landlord’s reasonable discretion” at the start of Section 2.2.2.2 of the Work Letter shall be revised to read as follows: “Subject to the provisions of this Work Letter, a check for the Final Retention made payable to the applicable Contractor”, (viii) Section 4.2.1.2 of the Work Letter shall be deleted in its entirety, (ix) the reference to “One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00)” in the second sentence of Section 4.2.2.1 shall be replaced by the following: “Eight Thousand Two Hundred and 00/100 Dollars ($8,200.00)”, (x) the reference to “634 Second Street, San Francisco, California, as designated by Landlord” in Section 4.2.5 shall be deleted in its entirety, (xi) Eddie Perez shall be removed as a Landlord’s representative from Section 6.2 of the Work Letter, (xii) the Construction Risk Alternative shall not apply to the Expansion Space Improvements and Landlord shall have no right to deliver Landlord’s Construction Risk Notice with respect to such Expansion Space Improvements, (xiii) the references to “IA Interior Architect” in Section 3.1 of the Work Letter shall be replaced with “M Moser Associates” as an Architect approved by Landlord; (xiv) Section 1.2.4 of the Work Letter shall be deleted in its entirety; and (xv) Section 1.2.5 of the Work Letter shall be replaced by the following: “Landlord’s failure to substantially complete the Required Compliance Corrections within the timeframe set forth in Section 1.2.3 above shall be deemed a “Landlord Caused Delay”, as that term is defined in Section 5.1 below”. Notwithstanding anything to the contrary contained in the Work Letter, Landlord shall make all payments from the Expansion Space Improvement Allowance to the applicable Contractors first and thereafter any remaining amounts shall be the responsibility of Tenant, it being the intent of the parties that no funds or payment shall be made on a pari passu basis.

9.
Landlord’s Consent to Assignment or Sublease of Suite 2500. Landlord represents that Landlord, as landlord, and AppsFlyer Inc., a Delaware corporation (including any successors or assigns, “AppsFlyer”), as tenant, are parties to that certain Office Lease dated August 18, 2017 (the “AppsFlyer Lease”) for 11,635 rentable square feet of space described as Suite 2500 (“Suite 2500”) on the twenty-fifth (25th) floor of the Building. Subject to Landlord’s Recapture Right (as defined in Section 10.1 below) set forth in the AppsFlyer Lease, provided that (i) Tenant is not in default beyond notice and cure periods under the Lease, as amended hereby; and (ii) Tenant delivers a fully executed assignment agreement fully assigning all of AppsFlyer’s right, title and interest in and to the AppsFlyer Lease to Tenant or a fully executed sublease agreement, as applicable, Landlord shall consent to such assignment or sublease, as applicable. Upon Landlord’s request, Tenant agrees to execute a commercially reasonable consent agreement.

10.	Contingent 25th Floor Must-Take Space.

10.1
If, (i) in connection with a proposed assignment, sublease or other transfer by AppsFlyer for which Landlord has a right to recapture the subject space, Landlord, in its sole and absolute discretion and pursuant to its rights contained in the applicable lease, at any time during the initial Lease Term, exercises its recapture right set forth in the AppsFlyer Lease (the “Recapture Right”), or (ii) the AppsFlyer Lease is terminated for any reason other than Landlord’s exercise of the Recapture Right prior to its stated termination date of June 30, 2025 (the “AppsFlyer Lease Early Termination”), then Tenant shall be required to lease from Landlord and Landlord shall be required to lease to Tenant Suite 2500 (hereinafter, the “25th Floor Must-Take Space”). Landlord covenants and agrees to not extend the term for the AppsFlyer Lease beyond its present termination date existing as of the date hereof which Landlord represents and warrants to Tenant is June 30, 2025.
Notwithstanding the above, if Landlord would be entitled to exercise the Recapture Right over all or any portion of the 25th Floor Must-Take Space in connection with a proposed assignment, sublease or other transfer to Tenant pursuant to this Section 10, Tenant, prior to entering into a sublease or assignment with AppsFlyer, shall have the right to advise Landlord (the “AppsFlyer Prior Notice”) of its intention to sublet the 25th Floor MustTake Space or assume the AppsFlyer Lease. In the AppsFlyer Prior Notice, Tenant shall describe whether Tenant intends to assume the AppsFlyer Lease or whether Tenant intends to sublease all or a portion of the 25th Floor Must-Take Space (and the portion of the 25th Floor Must-Take Space Tenant intends to sublease), the agreed upon economic terms (e.g., rent, tenant improvements, allowances and concessions) and the expected effective date of the proposed assignment or sublease. Landlord, by providing notice to Tenant within thirty (30) days after receipt of the AppsFlyer Prior Notice, shall notify Tenant of whether Landlord shall or shall not exercise the Recapture Right over the subject portion of the 25th Floor Must-Take Space, and by delivery of such notice shall covenant and agree to exercise the Recapture Right as of the effective date set forth in the AppsFlyer Prior Notice. If Landlord fails to so notify Tenant within such thirty (30) day period after the AppsFlyer Prior Notice, and if Tenant, within ninety (90) days after the earlier of (i) the date Landlord notifies Tenant Landlord shall not recapture the subject portion of the 25th Floor Must-Take Space, and (ii) the expiration of the thirty (30) day period, enters into the type of assignment or sublease described in its AppsFlyer Prior Notice with respect to the portion of the Premises described in the AppsFlyer Prior Notice (which fully executed sublease or assignment shall be tendered to Landlord no later than ten (10) business days following mutual execution thereof), then Landlord shall not have the right to recapture such portion of the Premises in connection with such assignment or sublease.

10.2
If Landlord exercises the Recapture Right or an AppsFlyer Lease Early Termination occurs, Landlord shall provide notice to Tenant (the “25th Floor Must-Take Notice”), which 25th Floor Must-Take Notice shall include Landlord’s determination of the Market Rent payable by Tenant for the 25th Floor Must-Take Space during the 25th Floor MustTake Term (as defined below) in accordance with Exhibit H to the Lease, no later than sixty (60) days prior to the date Landlord anticipates delivery of the 25th Floor Must-Take Space (the “Anticipated 25th Floor Must-Take Delivery Date”). Tenant shall accept possession of the 25th Floor Must-Take Space as of the date Landlord delivers possession of the 25th Floor Must-Take Space to Tenant in the 25th Floor Must-Take Delivery Condition (as defined below) (the “25th Floor Must-Take Delivery Date”); provided, however, that in no event shall the 25th Floor Must-Take Delivery Date occur prior to the later of (a) February 1, 2020, and (b) the Anticipated 25th Floor Must-Take Delivery Date. The Term with respect to the 25th Floor Must-Take Space (the “25th Floor Must-Take Term”) shall commence (the “25th Floor Must-Take Effective Date”) on the earlier of (i) the date that is sixty (60) days after the 25th Floor Must-Take Delivery Date; or (ii) the date on which Tenant first conducts business operations in any portion of the 25th Floor Must-Take Space, and end, unless sooner terminated pursuant to the terms of the Lease, as amended hereby, on the Lease Expiration Date (i.e., October 31, 2028). Notwithstanding the foregoing, in the event that based upon the timing of events, the 25th Floor Must-Take Effective Date is later than October 31, 2023, the 25th Floor Must-Take Term shall be sixty (60) months from the 25th Floor Must-Take Effective Date. Accordingly, the parties agree that the 25th Floor Must-

Take Term may expire later than the Lease Expiration Date with respect to the remainder of the Premises and that such later expiration of the 25th Floor Must-Take Term shall not serve to extend the Lease Expiration Date with respect to the remainder of the Premises.

10.3
As of the 25th Floor Must-Take Effective Date, the 25th Floor Must-Take Space shall become part of the Premises and the rentable square footage of the Premises shall be increased to include the 25th Floor Must-Take Space. Tenant’s Share for the 25th Floor Must-Take Space shall be 2.57% of the Office Space. The 25th Floor Must-Take Space shall be subject to all the terms and conditions of the Lease, as amended hereby, except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises or the Expansion Space except as expressly provided in this Section 10. Except as otherwise expressly set forth below, if an allowance is provided with respect to the 25th Floor Must-Take Space, any unused portion thereof remaining after the eighteenth (18th) month following the 25th Floor Must-Take Effective Date (the “25th Floor Must-Take Improvement Allowance Sunset Date”) shall remain with Landlord and Tenant shall have no further right thereto; provided, however, to the extent Tenant timely requested disbursement for any allowance items for the 25th Floor Must-Take Space prior to the 25th Floor Must-Take Improvement Allowance Sunset Date, Landlord shall provide such disbursement. Notwithstanding anything to the contrary herein, Tenant’s failure to request disbursement of any allowance provided by Landlord for the 25th Floor Must-Take Space by the 25th Floor Must-Take Improvement Allowance Sunset Date shall not be deemed a Tenant default under the Lease. Landlord and Tenant acknowledge and agree that the 25th Floor Must-Take Improvement Allowance Sunset Date shall be postponed by the number of days that substantial completion of improvements to the 25th Floor Must-Take Space is delayed due to a Completion Delay (as defined in Exhibit B to the Lease).

10.4
The Base Rent payable by Tenant during the 25th Floor Must-Take Term shall be equal to the Market Rent (as that term is defined in, and determined pursuant to, Exhibit H to the Lease). For purposes of this Section 10, all references to the “Premises” in Exhibit H to the Lease shall mean the 25th Floor Must-Take Space. In the event that Tenant does not agree with Landlord’s determination of the Rent payable by Tenant for the 25th Floor Must-Take Space (the “25th Floor Must-Take Rent”) as set forth in Landlord’s 25th Floor Must-Take Notice, then within fifteen (15) days after Landlord’s delivery of the 25th Floor Must-Take Notice, Tenant shall deliver to Landlord Tenant's calculation of the Market Rent (the “Tenant’s 25th Floor Must-Take Rent Calculation”).

If Tenant timely delivers a Tenant’s 25th Floor Must-Take Rent Calculation to Landlord, and unless Landlord notifies Tenant in writing within five (5) business days that Landlord accepts Tenant’s 25th Floor Must-Take Rent Calculation, the parties shall follow the same procedure set forth in Section 2.2.4 of the Lease and the Market Rent for the 25th Floor Must-Take Space shall be determined in accordance with the terms of Section 2.2.4 of the Lease, provided that (A) all references in Section 2.2.4 of the Lease to (i) “Option Rent” shall be deemed to mean the “25th Floor Must-Take Rent”, (ii) “Option Term” shall be deemed to mean the “25th Floor Must-Take Term”, and (iii) the “Outside Agreement Date” shall be deemed to mean the date that is forty-five (45) days after the date Landlord delivers the Landlord 25th Floor Must-Take Notice to Tenant; and (B) in the event that the 25th Floor Must-Take Rent shall not have been determined pursuant to the terms of Section 2.2.4 of the Lease prior to the commencement of the 25th Floor Must-Take Term, Tenant shall be required to pay Base Rent for the 25th Floor Must-Take Space based on the Annual Rental Rate per Rentable Square Foot then in effect for the Expansion Space, and upon the final determination of the 25th Floor Must-Take Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party within thirty (30) calendar days after the 25th Floor Must-Take Rent has finally been determined. The terms of Section 3.2 of the Lease shall be inapplicable in connection with the 25th Floor Must-Take Space. If Tenant fails to timely deliver a Tenant’s 25th Floor Must-Take Rent Calculation, the 25th Floor Must-Take Rent shall be as set forth in the 25th Floor Must-Take Notice delivered by Landlord.

10.5
Tenant shall pay Tenant’s Share of Direct Expenses for the 25th Floor Must-Take Space on the same terms and conditions set forth in the Lease, as amended hereby; provided that the Base Year for the computation of Tenant’s Share of Direct Expenses solely with respect to the 25th Floor Must-Take Term shall be either (i) the calendar year in which the 25th Floor Must-Take Term commences, if the 25th Floor Must-Take Term commences on or before September 30th of such calendar year, or (ii) the calendar year immediately subsequent to the calendar year in which the 25th Floor Must-Take Term commences, if the 25th Floor Must-Take Term commences after September 30th of such calendar year. In addition, if the Base Year is determined pursuant to subpart (i) above, Tenant shall not be required to pay Tenant’s Share of Direct Expenses applicable to the 25th Floor Must-Take Space during the first twelve (12) full Lease Months of the 25th Floor Must-Take Term.

10.6
Subject to the terms of Section 4 above and this Section 10, Tenant shall deliver to Landlord on or before the 25th Floor Must-Take Delivery Date, an amendment to the existing Letter of Credit (the “25th Floor Must-Take L-C Amendment”), increasing the L-C Amount by an amount equal to three (3) months of the Base Rent payable during the last rental period of the 25th Floor Must-Take Term; provided, however, that Tenant shall not be required to deliver the 25th Floor Must-Take L-C Amendment if, as of the fiscal quarter immediately prior to the anticipated 25th Floor Must-Take Delivery Date based on Landlord’s 25th Floor Must-Take Notice (the “25th Floor Must-Take L-C Reference

Date”), Tenant’s Financial Information satisfies the Must-Take L-C Withdrawal Conditions (as applied to the 25th Floor Must-Take Space).
10.7    The 25th Floor Must-Take Space (including improvements, if any) shall be accepted by
Tenant broom clean and in its “as-built” condition and configuration existing on the 25th Floor Must-Take Delivery Date (the “25th Floor Must-Take Delivery Condition”). However, notwithstanding the foregoing, Landlord agrees that the Building Systems serving the 25th Floor Must-Take Space shall be in good working order as of the 25th Floor Must-Take Delivery Date. Except to the extent caused by a BS/BS Exception (as defined in Article 7 of the Lease) or otherwise arising in connection with any Alterations performed by or on behalf of Tenant, if such Building Systems are not in good working order as of the 25th Floor Must-Take Delivery Date, Landlord shall be responsible for repairing the same at Landlord’s sole cost and expense, provided that Tenant has delivered written notice to Landlord no later than forty-five (45) days following the 25th Floor Must-Take Effective Date. Landlord shall not be required to provide any improvement allowance for the 25th Floor Must-Take Space, except to the extent tenants leasing space in Comparable Transactions receive an allowance pursuant to the definition of Market Rent defined in Exhibit H to the Lease. The construction of the initial improvements to the 25th Floor Must-Take Space shall be governed by the terms of the Work Letter attached as Exhibit B to the Lease (including Section 1 thereof) and not, except as otherwise set forth in the Work Letter, the terms of Article 8 of the Lease.

10.8
Landlord shall prepare an amendment (the “25th Floor Must-Take Amendment”) to reflect the 25th Floor Must-Take Effective Date and the changes in Base Rent, rentable square footage of the Premises, Tenant’s Share, any improvement allowance and other appropriate terms. A copy of the 25th Floor Must-Take Amendment shall be sent to Tenant within a reasonable time after the 25th Floor Must-Take Effective Date, and Tenant shall execute and return the 25th Floor Must-Take Amendment to Landlord within ten (10) business days thereafter, but Tenant’s leasing of the 25th Floor Must-Take Space in accordance with this Section 10 shall be fully effective whether or not the 25th Floor MustTake Amendment is executed.

10.9
Without limiting the generality of the foregoing, during any period from and after the 25th Floor Must-Take Effective Date that Tenant is entitled to provide janitorial services, equipment and supplies to the 25th Floor Must-Take Space and Tenant does provide such janitorial services, equipment and supplies to the 25th Floor Must-Take Space in accordance with Section 6.1.5 of the Lease, Tenant shall be entitled to the Janitorial Credit, subject to and in accordance with the terms and conditions of Section 6.1.5 of the Lease.

10.10
If Landlord fails to tender possession of the 25th Floor Must-Take Space to Tenant in the 25th Floor Must-Take Delivery Condition on or before the date that is one hundred twenty (120) days following the Anticipated 25th Floor Must-Take Delivery Date (the “25th Floor

Must-Take Required Delivery Date”), Tenant shall be entitled to an abatement of Base Rent applicable to the 25th Floor Must-Take Space which shall be automatically applied to the next payment(s) of Base Rent due on the Premises following the 25th Floor MustTake Required Delivery Date in an amount equal to the per diem Base Rent for the 25th Floor Must-Take Space for every day in the period beginning on the 25th Floor Must-Take Required Delivery Date and ending on the 25th Floor Must-Take Delivery Date. In addition, if Landlord fails to tender possession of the 25th Floor Must-Take Space as of the date that is two hundred forty (240) days after the Anticipated 25th Floor Must-Take Delivery Date (the “Outside 25th Floor Must-Take Delivery Date”), Tenant, as its sole remedy, may terminate the Lease, solely with respect to the 25th Floor Must-Take Space as of the Outside 25th Floor Must-Take Delivery Date by giving Landlord written notice of termination on or before the earlier to occur of: (a) ten (10) business days after the Outside 25th Floor Must-Take Delivery Date; or (b) the 25th Floor Must-Take Delivery Date. In such event, the Lease shall be deemed terminated solely with respect to the 25th Floor Must-Take Space, and shall continue in full force and effect as to the remaining portions of the Premises. In the event of such termination, the “Premises”, as used herein shall be deemed to mean the Premises less the 25th Floor Must-Take Space, and the terms of this Section 10 shall be null and void and of no further force and effect; provided, however, that if Tenant exercises its termination right as to the 25th Floor MustTake Space as provided herein, then following such termination, such 25th Floor MustTake Space shall be deemed Potential First Offer Space and provided further that the First Offer Rent for any such Potential First Offer Space shall be the lesser of (A) Market

Rent and (B) the then-current Base Rent for the Expansion Space. Landlord and Tenant shall enter into an amendment to this Lease modifying the rentable square footage of the Premises, Tenant’s Share, and other appropriate terms to document the termination of the Lease as to the 25th Floor Must-Take Space as provided herein. Landlord and Tenant acknowledge and agree that: (i) the determination of the date on which Landlord tenders possession of the 25th Floor Must-Take Space shall be delayed on a day for day basis for each day to the extent such delay is caused by the acts or omissions of Tenant or any Tenant Parties; and (ii) the 25th Floor Must-Take Required Delivery Date and the Outside 25th Floor Must-Take Delivery Date shall each be postponed by the number of days Landlord’s delivery of the 25th Floor Must-Take Space is delayed due to events of Force Majeure.

11.
Stipulation of Rentable Square Feet of Expansion Space and Building. For purposes of this Amendment, “rentable square feet” of the Expansion Space and the 25th Floor Must-Take Space shall be deemed as set forth in Recital B and Section 9, respectively. Neither the Expansion Space nor the 25th Floor Must-Take Space shall be subject to remeasurement during the initial Lease Term.

12.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

12.1
Insurance. Tenant’s insurance required under Section 10.3 of the Lease (“Tenant’s Insurance”) shall include the Expansion Space as of the earlier of (i) the date on which Tenant first accesses the Expansion Space pursuant to this Amendment; or (ii) the Expansion Effective Date (the “Expansion Space Insurance Start Date”). Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with Section 10.5 of the Lease, evidencing that Tenant’s Insurance covers the Expansion Space, on or before the Expansion Space Insurance Start Date, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

12.2	Parking. Tenant may elect to rent from Landlord, on a monthly basis:

(A)
up to sixteen (16) additional valet parking passes (the “Must-Take Space Parking Allocation”) which parking passes shall pertain to the Parking Garage and be effective concurrent with the Must-Take Effective Date;

(C)
up to four (4) additional valet parking passes (the “25th Floor Must-Take Space Parking Allocation”) which parking passes shall pertain to the Parking Garage and be effective concurrent with the 25th Floor Must-Take Effective Date; and/or

(D)
up to three (3) additional valet parking passes (the “Expansion Space Parking Allocation”) which parking passes shall pertain to the Parking Garage and be effective concurrent with the Expansion Effective Date.

The Expansion Space Parking Allocation, Must-Take Space Parking Allocation, 25th Floor Must-Take Space Parking Allocation and Tenant’s Initial Parking Allocation are sometimes collectively referred to herein as “Tenant’s Parking Allocation”.
Within thirty (30) days after the Expansion Effective Date, the Must-Take Effective Date or the 25th Floor Must-Take Effective date, as applicable (each such date is hereinafter referred to as the “Additional Parking Election Deadline”), Tenant shall deliver to Landlord a Parking Election Notice (as defined in Section 28.1 of the Lease), specifying how many of the parking passes in the Must-Take Space Parking Allocation, the 25th Floor Must-Take Space Parking Allocation or the Expansion Space Parking Allocation, as applicable, at that time Tenant has elected to rent for the remainder of the Lease Term. If Tenant fails to deliver the Parking Election Notice on or before the Additional Parking Election Deadline, then Tenant shall be deemed to have elected to rent all of the parking passes in the Must-Take Space Parking Allocation, the 25th Floor Must-Take Space Parking Allocation or the Expansion Space Parking Allocation, as applicable. Tenant’s leasing of any or all of the parking passes in the Must-Take Space Parking Allocation, the 25th Floor Must-Take Space Parking Allocation or the Expansion Space Parking Allocation, as applicable, shall be subject to the terms and conditions of Article 28 of the Lease. The fifth

(5th) sentence of Section 28.1 of the Lease is hereby deleted in its entirety. Notwithstanding anything in the Lease to the contrary, if Tenant has reduced the number of parking passes allocated to Tenant in accordance with terms and conditions of the Lease, as amended hereby, (including by means of a Parking Reduction Notice, as defined in Section 28.1 of the Lease), then Tenant may provide Landlord with written notice (a “Parking Increase Notice”) once per year on or before the date that is sixty (60) days prior to each annual anniversary of the Phase II Premises Lease Commencement Date that Tenant elects to increase the number of parking passes rented from Landlord (provided that in no event shall Tenant be entitled to more parking passes than Tenant’s Parking Allocation hereunder) and, provided that such parking passes are Available (as defined below), thereafter Landlord shall lease the parking passes set forth in the Parking Increase Notice to Tenant effective on such annual anniversary of the Phase II Premises Lease Commencement Date. In the event that any requested parking passes in Tenant’s Parking Increase Notice are not Available and, as a result thereof, Landlord is unable to provide Tenant with additional parking passes previously surrendered by Tenant, such inability shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease. For purposes of this Section 12.2, a parking pass shall be deemed to be “Available” if such parking pass is not then being rented by a tenant of the Building.

12.3	Extension Option.

12.3.1
Landlord and Tenant acknowledge and agree that Tenant’s option to extend the Lease Term, set forth in Section 2.2 of the Lease shall apply to the Original Premises (including the Must-Take Space), the Expansion Space and the 25th Floor Must-Take Space (if applicable), and that, subject to and in accordance with the terms of Section 2.2 of the Lease, as amended by this Section 12.3, Tenant shall have the right to extend the Lease Term with respect to each of the Expansion Space and the 25th Floor Must-Take Space, individually, or both the Expansion Space and the 25th Floor Must-Take Space, to be coterminous with the Option Term (as defined in Section 2.2.1 of the Lease). Notwithstanding anything to the contrary contained in the Lease, as amended hereby, if Tenant elects, in Tenant’s sole discretion, to exercise its option to extend the Lease Term with respect to the Expansion Space and/or the 25th Floor Must-Take Space, the determination of continuous floors in Section 2.2.1(iii) of the Lease from the bottom up, or from the top down, as applicable, shall be deemed to include the Expansion Space and/or the 25th Floor Must-Take Space (as applicable), and accordingly Tenant may elect to extend the Lease Term (from the top down, or from the bottom up) from either the Expansion Space or the 25th Floor Must-Take Space, or both, provided that if

Tenant exercises Tenant’s option to extend the Lease Term with respect to the Expansion Space and/or the 25th Floor Must-Take Space, Tenant must also exercise its option to extend the Lease Term as to the full floors below the Expansion Space and/or the 25th Floor Must-Take Space, as applicable. As a clarification only, the reference to “continuous” in clause (iii) of Section 2.2.1 of the Lease shall mean continuous as among leased floors in the Building that comprise the Premises (and shall not be interpreted to mean contiguous floors within the Building that include floors that do not comprise the Premises), provided that (x) if Tenant exercises its option to extend the Lease Term with respect to only the Expansion Space, then the 25th Floor Must-Take Space shall not be considered continuous, (y) if Tenant exercises its option to extend the Lease Term with respect to only the 25th Floor Must-Take Space, then the Expansion Space shall not be considered continuous, or (z) if Tenant does not exercise its option to extend the Lease Term with respect to both the Expansion Space and the 25th Floor Must-Take Space, then neither the 25th Floor Must-Take Space nor the Expansion Space shall be considered continuous. For example, if, at the time Tenant exercises Tenant’s option to extend the Lease Term, the Expansion Space, the 25th Floor Must-Take Space, Suite 400, Suite 500, Suite 600, Suite 700, Suite 1400, Suite 1500, Suite 1600 and Suite 1700 are part of the Premises, and no floors in the Building located between floor 17 and floor 24 are a part of the Premises, then any of the following would satisfy the requirement in Section 2.2.1 of the Lease that the Extension Premises be continuous and be comprised of no less than four (4) full floors of the Premises: (A) Tenant’s exercise of its option to extend the Lease Term with respect only to the Expansion Space, the 25th Floor Must-Take Space, Suite 1600 and Suite 1700 and no other portion of the Premises; (B) Tenant’s exercise of its option to extend the Lease Term with respect only to the Expansion Space, the 25th Floor Must-Take Space, Suite 400 and Suite 500 and no other portion of the Premises; (C) Tenant’s exercise of its option to extend the Lease Term with respect only to the Expansion Space, Suite 1700, Suite 1600 and Suite 1500 and no other portion of the Premises; (D) Tenant’s exercise of its option to extend the Lease Term with respect only to the Expansion Space, Suite 400, Suite 500 and Suite 600 and no other portion of the Premises; (E) Tenant’s exercise of its option to extend the Lease Term with respect only to Suite 400, Suite 500, Suite 600 and Suite 700 and no other portion of the Premises; (F) Tenant’s exercise of its option to extend the Lease Term with respect only to Suite 1700, Suite 1600, Suite 1500 and Suite 1400 and no other portion of the Premises; (G) Tenant’s exercise of its option to extend the Lease Term with respect only to the 25th Floor Must-Take Space, Suite 400, Suite 500 and Suite 600 and no other portion of the Premises; and (H) Tenant’s exercise of its option to extend the Lease Term with respect only to the 25th Floor Must-Take Space, Suite 1700, Suite 1600 and Suite 1500 and no other portion of the Premises. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, in the event (i) Tenant exercises its option to extend the Lease Term pursuant to Section 2.2 of the Lease, (ii) the 25th Floor Must-Take Space is included as part of the Extension Premises (as defined in Section 2.2.1 of the Lease), and (iii) the 25th Floor Must-Take Term expires on a date other than the Lease Expiration Date, the Exercise Notice (as defined in Section 2.2.3 of the Lease) may include the 25th Floor Must-Take Space and, in such event, the extended Lease Term for the 25th Floor Must-Take Space shall be coterminous with the Option Term (as defined in Section 2.2.1 of the Lease).

12.3.2	Section 2.2.1(iv) of the Lease is hereby deleted.

12.4	Capital Costs for Expansion Space and 25th Floor Must-Take Space. Clause (y) of Section 4.2.4(xiii) of the Lease is hereby amended and restated as follows:
“(y) with respect to Phase II Premises or the Must-Take Space after the Lease Commencement Date applicable thereto, the Expansion Space after the Expansion Effective Date, or the 25th Floor Must-Take Space after the 25th Floor Must-Take Effective Date;”

12.5
Exclusion of Expansion Space and 25th Floor Must-Take Space from Operating Costs. Section 4.2.4 of the Lease is hereby amended to add new exclusions (rr) and (ss) to the list of exclusions of Operating Costs as follows:

“(rr) to the extent the Base, Shell and Core relating to the 25th Floor Must-Take Space is not in compliance with Laws as of the 25th Floor Must-Take Delivery Date, the costs of bringing the Base, Shell and Core relating to the 25th Floor Must-Take Space into compliance with applicable Laws.
(ss) to the extent the Base, Shell and Core relating to the Expansion Space is not in compliance with Laws as of the Expansion Effective Date, the costs of bringing the Base, Shell and Core relating to the Expansion Space into compliance with applicable Laws.”

12.6	Limitation on Landlord Damages. The final sentence of Section 19.2.1 of the Lease is hereby amended and restated in its entirety as follows:
“Notwithstanding the foregoing, Landlord’s damages in the event of any event of default by Tenant shall not include any construction costs paid or incurred by Landlord, any brokerage commissions or allowances paid by Landlord to Tenant (including the Improvement Allowance, Expansion Improvement Allowance, or any other allowance) or any free rent provided to Tenant (or any rent attributable to any period between the Delivery Date for any Phase of the Premises, or the Expansion Space (and, if applicable, the Must-Take Space and 25th Floor Must-Take Space), and the Lease Commencement Date for such Phase of the Premises, or the Expansion Effective Date for the Expansion Space (or, if applicable, the Must-Take Effective Date or 25th Floor Must-Take Effective Date)).”

12.7
Internal Stairwell. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Landlord hereby agrees that Tenant shall have the right, but not the obligation, at any time that Tenant is leasing both the Expansion Space and the 25th Floor Must-Take Space and is not in default beyond any applicable notice and cure periods under the Lease, to construct, at Tenant’s sole cost and expense, subject to the application of the

25th Floor Must-Take Space allowance (if any), an internal stairwell connecting the Expansion Space to the 25th Floor Must-Take Space in a location approved by Landlord, either as an Alteration in accordance with Article 8 of the Lease or as an improvement pursuant to the 25th Floor Must-Take Space work letter (but, in any event, subject to the terms and conditions of the Lease, as amended hereby). Notwithstanding anything to the contrary contained in the Lease, as amended hereby, unless Landlord notifies Tenant otherwise, Tenant shall remove any such internal stairwell prior to the expiration or earlier termination of the Lease (and Tenant shall repair any damage in connection therewith and restore the Expansion Space and the 25th Floor Must-Take Space to their condition existing prior to Tenant’s installation thereof). Landlord shall reasonably cooperate with Tenant’s Architect or Engineers during construction of the internal stairwell, at Tenant’s sole cost and expense, to identify specific locations that would be best suited for construction of such internal stairwell; provided that the internal stairwell shall be in a location reasonably designated by Landlord.

12.8
Lobby FF&E. Notwithstanding anything to the contrary contained in the Lease, during such time as Tenant and/or its Permitted Transferees leases at least two hundred eighty thousand (280,000) rentable square feet of the Building (the “280,000 RSF Leasing Requirement”), Tenant may install, in accordance with, and subject to, the terms and conditions set forth in Article 8 of the Lease, its furniture, fixtures and equipment in the first floor lobby of the Building (the “Lobby FF&E”). The type, size, design, and location of such Lobby FF&E (including, for the avoidance of doubt, any changes to existing Lobby FF&E) shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to approve any proposed Lobby FF&E within ten (10) business days after receipt of request, then Tenant may provide Landlord with a second written request for approval. If Landlord fails to approve or disapprove such proposed Lobby FF&E within ten (10) business days after Landlord’s receipt of Tenant’s second request therefor, such Lobby FF&E shall be deemed approved. Tenant, at its sole cost and expense, shall maintain the Lobby FF&E in good condition and repair during the Lease Term and in accordance with the conditions and requirements described in any warranties issued by the manufacturer(s) of the Lobby FF&E. Tenant shall make any and all repairs that are necessary to the Lobby FF&E at Tenant’s sole cost and expense. If Tenant fails to make any repairs to the Lobby FF&E for more than fifteen (15) days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within thirty (30) days after receipt of an invoice, together with reasonable supporting evidence (and, in such event, Tenant shall also pay an administrative charge in an amount equal to five percent (5%) of the cost of such repairs). At all times during the Lease Term, Tenant shall cause the Lobby FF&E to be insured pursuant to the provisions of the Lease. Tenant shall remove any Lobby FF&E at the expiration or earlier termination of the Lease, or within thirty (30) days following the failure of Tenant to satisfy the 280,000 RSF Leasing Requirement, and repair any damage to the Building caused by such removal. Landlord shall remove its furniture, fixtures and equipment within thirty (30) days of notice from Tenant of Tenant’s election to install the Lobby FF&E. Notwithstanding anything to the contrary contained in this Section 12.8, Tenant’s right to require Landlord to remove Landlord’s furniture, fixtures and equipment shall in no event apply to the security console then existing in the first floor lobby of the Building (it being agreed that Tenant shall have no right to cause or require Landlord to remove the same in accordance with this Section).

12.9
Use of Tenant’s Lobby Sign. Section 23.5.7 of the Lease is hereby amended and restated in its entirety as follows: “Use of Tenant’s Lobby Sign. Tenant shall be solely responsible for the operation of Tenant’s Lobby Sign and shall be entitled to select the content being displayed on Tenant’s Lobby Sign for eighty-five percent (85%) of the time the Tenant’s Lobby Sign is in operation during Building Hours and eighty-five percent (85%) of the time the Tenant’s Lobby Sign is in operation during non-Building Hours. Tenant shall permit Landlord to select the content being displayed on Tenant’s Lobby Sign for fifteen percent (15%) of the time the Tenant’s Lobby Sign is in operation during Building Hours and fifteen percent (15%) of the time the Tenant’s Lobby Sign is in operation during non-Building Hours, subject to Tenant’s reasonably approval of such content and the specific Building Hours available for use by Landlord. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, so long as the 280,000 RSF Leasing Requirement is satisfied, the foregoing references to: (i) “fifteen percent (15%)” shall be amended to be “ten percent (10%)”, and (ii) “eighty-five percent (85%)” shall be amended to be “ninety percent (90%)”.

12.10
Mission Street Signage. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, so long as the 280,000 RSF Leasing Requirement is satisfied, Tenant shall have the exclusive right to the exterior Building signage located on Mission Street, and accordingly (i) Section 23.4.1(b) of the Lease shall be deemed modified to change “non-exclusive right (in common with Landlord and other third parties)” to “exclusive right” and (ii) the third sentence of Section 23.4.2 of the Lease shall be deemed deleted in its entirety.

13.	Miscellaneous.

13.1
This Amendment, including Exhibit A (Outline and Location of Expansion Space) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

13.2
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

13.3	Neither party shall be bound by this Amendment until both parties have executed and delivered the same to each other.

13.4
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Colliers International. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than CBRE, Inc. Landlord agrees to indemnify and hold Tenant and the Tenant Parties harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Amendment.

13.5	The terms and conditions of Section 29.43 of the Lease shall apply to this Amendment.

13.6
For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Premises nor the interior of the Building have undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor together with reasonable supporting evidence, as Additional Rent, for the cost incurred by Landlord in connection with performing such improvements or repairs. The foregoing verification is included in this Amendment solely for the purpose of complying with California Civil Code Section 1938 and the terms of this Section 13.6 regarding the parties’ liability for construction related accessibility requirements shall apply only in the event Tenant exercises a right to conduct a CASp inspection and shall not in any manner otherwise affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as are expressly set forth in the Lease, as amended hereby.

13.7
THE PARTIES HERETO CONSENT AND AGREE THAT THIS AMENDMENT MAY BE SIGNED AND/OR TRANSMITTED BY FACSIMILE, E-MAIL OF A .PDF DOCUMENT OR USING ELECTRONIC SIGNATURE TECHNOLOGY (E.G., VIA DOCUSIGN OR SIMILAR ELECTRONIC SIGNATURE TECHNOLOGY), AND THAT SUCH SIGNED ELECTRONIC RECORD SHALL BE VALID AND AS EFFECTIVE TO BIND THE PARTY SO SIGNING AS A PAPER COPY BEARING SUCH PARTY’S HAND-WRITTEN SIGNATURE. THE PARTIES FURTHER CONSENT AND AGREE

THAT (1) TO THE EXTENT A PARTY SIGNS THIS DOCUMENT USING ELECTRONIC SIGNATURE TECHNOLOGY, BY CLICKING “SIGN”, SUCH PARTY IS SIGNING THIS AMENDMENT ELECTRONICALLY, AND (2) THE ELECTRONIC SIGNATURES APPEARING ON THIS AMENDMENT SHALL BE TREATED, FOR PURPOSES OF VALIDITY, ENFORCEABILITY AND ADMISSIBILITY, THE SAME AS HAND-WRITTEN SIGNATURES.

13.8	To induce Tenant to execute this Amendment, and in addition to the other representations and warranties of Landlord contained in the Lease, as amended hereby, Landlord warrants and represents that:

(a)	As of Expansion Delivery Date, no person or entity (except Tenant) has any right to lease or take possession of any portion of the Expansion Space.

(b)
As of the date of this Amendment, to Landlord’s knowledge, no restrictions contained in any leases of other tenants at the Project do or shall prohibit, restrict, conflict with or adversely affect Tenant’s use and occupancy of the Expansion Space or the Premises or the intended use of the rights granted to Tenant in the Lease, as amended hereby, including the Ancillary Uses.

(c)	As of the date of this Amendment, no Security Document that affects the validity of the Lease, as amended hereby, encumbers Landlord’s interest in the Building or Project as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

KR 100 FIRST STREET OWNER, LLC, a Delaware limited liability company

By:	100 First Street Member, LLC, a Delaware limited liability company, its Manager

By:	Kilroy Realty, L.P., a Delaware limited partnership, its Managing Member
By: Kilroy Realty Corporation, a Maryland corporation, its General Partner

By: /s/ Jeffrey Hawken
Name: Jeffrey Hawken
Title: COO

By: /s/ John Osmond
Name: John Osmond
Title: Senior Vice President

TENANT:

OKTA, INC.,
a Delaware corporation

By: /s/ Jonathan Runyan
Name: Jonathan Runyan
Title: General Counsel & Secretary

By: ________________________________
Name: ________________________________
Title: ________________________________

[Signature Page to First Amendment to Office Lease]

EXHIBIT A – OUTLINE AND LOCATION OF EXPANSION SPACE
Exhibit A is intended only to show the general layout of the Expansion Space as of the beginning of the Expansion Effective Date. It is not to be scaled; any measurements or distances shown should be taken as approximate.

{2445-00164/00897782;10}
A-1